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                                                           EXHIBIT NO. 99.10(d)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 54 to Registration Statement No. 2-50409 of MFS Inflation Adjusted Bond Fund, a Series of MFS Series Trust IX, of our report dated December 20, 2004, appearing in the annual report to shareholders for the year ended October 31, 2004, and to the references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 24, 2005